UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 5, 2006

(Date of earliest event reported)

Computer Associates International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-9247	13-2857434
(Commission File Number)	(IRS Employer Identification No.)

One Computer Associates Plaza
Islandia, New York	11749
(Address of Principal Executive Offices)	(Zip Code)

(631) 342-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 5, 2006, Computer Associates International, Inc. (“CA”) signed a merger agreement to acquire the stock of Wily Technology, Inc. (“Wily”), a provider of enterprise application management software solutions that enable companies to manage the health and availability of their web applications and infrastructure.  Wily and a representative of its shareholders are also parties to the agreement.  The merger agreement provides that, at the closing, CA will pay approximately $375 million in cash to Wily equity holders and Wily will become a wholly owned subsidiary of Computer Associates.  The closing is subject to customary conditions, including, among others, the receipt of all required domestic and foreign antitrust regulatory approvals.

The foregoing description of the merger agreement is not complete and is qualified in its entirety by reference to the copy of the agreement filed with this report, which copy is incorporated by reference herein.  There is no assurance that the conditions to closing referenced above will be satisfied or that the merger will be completed as provided in the merger agreement

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 2.1

Agreement and Plan of Merger, dated as of January 5, 2006, between Computer Associates International, Inc., Wily Technology, Inc., Watermelon Merger Company and David Strohm, as Shareholders’ Representative (the schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K*)

* Computer Associates hereby agrees to furnish a copy of the omitted schedules and exhibits to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

Date: January 11, 2006	By:	/s/ KENNETH V. HANDAL
Kenneth V. Handal
Executive Vice President, General Counsel and Corporate
Secretary